Exhibit 21.1

List of Subsidiaries of Tracx Logis Pte. Ltd.

Name	Jurisdiction of Incorporation
Tracx Logis Korea Co., Ltd.	South Korea
Tracx Logis Japan Co., Ltd.	Japan
Shanghai Qxpress Trading Co., Ltd.	China
PT. Giosis Internet	Indonesia
Qxpress USA Inc	United States
Qxpress Sdn Bhd	Malaysia
Tracx Logis India Private Limited	India
Qxpress HK Limited	Hong Kong
KC International Holdings Limited	Hong Kong
KC International (H.K.) Limited	Hong Kong
KDS Global Logistics Limited	Hong Kong
KCI Insurance Agency Limited	Hong Kong
KC INTL Logistics Singapore Pte. Ltd.	Singapore
KDS (Singapore) Pte Limited	Singapore
KC International Europe Holdings	Netherlands
KC International Netherlands B.V.	Netherlands
KC International Germany GmbH	Germany
KC International Belgium	Belgium
KC International Japan Co., Ltd.	Japan
KC International Korea Ltd.	South Korea
KC International Taiwan Ltd.	Taiwan
KC International (Shanghai) Ltd.	China
KC International (Shenzhen) Ltd.	China
Shenzhen CYD Logistics Limited	China
KDS Global Logistics (Shanghai) Co., Ltd.	China
Blue Mountain Trading (Shanghai) Co., Ltd	China
PT. KCI Indonesia Logistics	Indonesia
KC International (Cambodia) Ltd.	Cambodia
KC International Logistics Sdn. Bhd.	Malaysia
KC International (Vietnam) Company Limited	Vietnam
KC International (Hanoi) Co., Ltd.	Vietnam
KCN Holding Co., Ltd.	Thailand
KCN Logistics Holding (Thailand) Co., Ltd.	Thailand